Exhibit 1.1
AT&T INC.
Floating Rate Notes due 2010
Purchase Agreement
As of March 27, 2008
Redacted
Ladies and Gentlemen:
          AT&T Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), proposes to issue and sell to you (the “Initial Purchaser”), at a purchase price of 99.90625%, $2,000,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2010 (the “Notes”). Certain terms used herein are defined in Section 16 hereof.
          The offer and sale of the Notes to the Initial Purchaser will be made without registration of the Notes under the Securities Act of 1933, as amended (the “Act”), in reliance upon an exemption from the registration requirements of the Act.
          The Company’s most recent annual report on Form 10-K filed with the Commission, considered together with all subsequent documents that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the end of the fiscal year to which such annual report relates, is herein called the “Disclosure Record”.
          1. Representations and Warranties. The Company represents and warrants to the Initial Purchaser as set forth below in this Section 1 as of the date hereof and as of the Closing Date.
          (a) The Disclosure Record contains all statements which are required by the Exchange Act and the rules and regulations of the Commission thereunder and the Disclosure Record does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (b) None of the Company, its Affiliates, or any person acting on their behalf (other than the Initial Purchaser as to whom the Company makes no representation or warranty) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Notes under the Act.
          (c) None of the Company, its Affiliates, or any person acting on their behalf (other than the Initial Purchaser as to whom the Company makes no representation or warranty)

has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes.
          (d) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.
          (e) No registration of the Notes under the Act is required for the offer and sale of the Notes to the Initial Purchaser in the manner contemplated herein and in the Disclosure Record.
          (f) The Company is not in violation of its corporate charter or bylaws or in default under any agreement, indenture or instrument, the effect of which violation or default would be material to the Company; the execution, delivery and performance of this Agreement and compliance by the Company with the provisions of the Notes will not conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or any of its material subsidiaries pursuant to the terms of, or constitute a default under, any agreement, indenture or instrument, or result in a violation of the corporate charter or bylaws of the Company or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company; and except as required by the Act and applicable state securities laws, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement and the Notes.
          (g) Except as described in or contemplated by the Disclosure Record, there shall have not occurred any changes or any development involving a prospective change, or affecting particularly the business or properties of the Company or its subsidiaries which materially impairs the investment quality of the Notes since the dates as of which information is given in the Disclosure Record.
          (h) On the Closing Date (i) the Notes will have been duly authorized and, upon payment therefor as provided in this Agreement, will constitute legally binding obligations of the Company, and (ii) the Notes will conform to the terms specified in the term sheet setting forth the material terms and conditions of the issuance and sale of the Notes by the Company to the Initial Purchaser, attached as Annex A hereto (the “Term Sheet”).
          (i) Each of the Company and its subsidiaries has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and conduct its business as described in the Disclosure Record, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except where the failure to so qualify would not have a material adverse effect on the Company and its subsidiaries taken as a whole.
          (j) Except as described in the Disclosure Record, there is no material litigation or governmental proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which is reasonably expected to result in any material adverse change in the financial condition, results of operations, business or prospects of the Company and its subsidiaries taken as a whole or which is required to be disclosed in the Disclosure Record.
          (k) The financial statements filed as part of the Disclosure Record present fairly, the consolidated financial condition and results of operations of the Company and its subsidiaries, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as described in the notes thereto).
          (l) The documents comprising the Disclosure Record have been prepared by the Company in conformity with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder and such documents have been timely filed as required thereby; no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement; and no amendments to any such documents are contemplated to be filed on or prior to the Closing Date.
          (m) The Term Sheet does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.
          (n) There are no contracts or other documents which are required to be filed as exhibits to any document comprising the Disclosure Record by the Exchange Act or the rules and regulations of the Commission thereunder, which have not been filed as exhibits to such document as required.
          2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell the Notes to the Initial Purchaser, and the Initial Purchaser agrees to purchase the Notes from the Company, at a purchase price of 99.90625% with the terms set forth in Annex A hereto.
          3. Delivery and Payment. Delivery of and payment for the Notes shall be made at 10:00 A.M., New York City time, on April 2, 2008 or at such time on such later date not more than three Business Days after the foregoing date as the Initial Purchaser shall designate, which date and time may be postponed by agreement between the Initial Purchaser and the Company (such date and time of delivery and payment for the Notes being herein called the “Closing Date”). Delivery of the Notes shall be made to the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Notes shall be made through the facilities of The Depository Trust Company unless the Initial Purchaser shall otherwise instruct.
          4. Offering by the Initial Purchaser. (a) The Initial Purchaser acknowledges that the Notes have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

          (b) The Initial Purchaser represents and warrants to and agrees with the Company that:
     (i) it has not offered or sold, and will not offer or sell, any Notes within the United States or to, or for the account or benefit of, U.S. persons, as part of their distribution at any time, except to those persons it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act);
     (ii) neither the Initial Purchaser nor any of its Affiliates, nor any person acting on the behalf of the Initial Purchaser and its Affiliates, has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;
     (iii) in connection with each sale pursuant to Section 4(b)(i), it has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A; and
     (iv) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D) and a “qualified institutional buyer” (as defined in Rule 144A under the Act).
          5. Agreements. The Company agrees with the Initial Purchaser that:
          (a) The Company will endeavor to qualify the Notes for sale under the laws of such jurisdictions as the Initial Purchaser may designate and will maintain such qualifications in effect so long as required for the distribution of the Notes, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or take any action which would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.
          (b) The Company will not, and will not permit any of its Affiliates to, resell any Notes that have been acquired by any of them.
          (c) None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchaser as to whom the Company makes no agreement) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Act.
          (d) None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchaser as to whom the Company makes no agreement) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes in the United States.
          (e) So long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.
          (f) The Company will cooperate with the Initial Purchaser and use its reasonable best efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.
          (g) The Company agrees to pay the costs and expenses relating to the following matters: (i) the issuance of the Notes; (ii) the preparation, printing, authentication, issuance and delivery of certificates for the Notes; (iii) any stamp or transfer taxes in connection with the original issuance and sale of the Notes to the Initial Purchaser; (iv) the printing (or reproduction) and delivery of this Agreement and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Notes; (v) the fees and expenses of the accountants for the Company and the fees and expenses of any special counsel for the Company; and (vi) all other costs and expenses incident to the performance by the Company of its obligations hereunder. It is understood, however, that, except as provided in this Section 5 and Sections 7 and 8 of this Agreement, the Initial Purchaser will pay all of its own costs and expenses, including the costs and expenses of its counsel.
          (h) During the period beginning on the date hereof and continuing to the Closing Date, the Company will not offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or any guarantees or support obligations of debt securities of others, in any case with maturities longer than one year, other than (i) Notes to the Initial Purchaser and (ii) as disclosed in the Disclosure Record.
          6. Conditions to the Obligations of the Initial Purchaser. The obligation of the Initial Purchaser to purchase the Notes shall be subject to the accuracy in all material respects of the representations and warranties of the Company contained herein, to the performance by the Company in all material respects of its obligations hereunder and to the following additional conditions:
          (a) The Senior Executive Vice President and General Counsel of the Company shall have furnished to the Initial Purchaser an opinion, dated the Closing Date and addressed to the Initial Purchaser, in form and substance satisfactory to the Initial Purchaser, to the effect set forth in Exhibit A hereto.
          (b) The Initial Purchaser shall have received from Sullivan & Cromwell LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date and addressed to the Initial Purchaser, with respect to the issuance and sale of the Notes and other related matters as the Initial Purchaser may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
          (c) The Notes shall be eligible for clearance and settlement through The Depository Trust Company.

          (d) The Company shall have furnished to the Initial Purchaser a certificate signed by its Chairman of the Board or its President or a Senior Vice President and its Treasurer or an Assistant Treasurer stating that after reasonable investigation and to the best of their knowledge:
     (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date;
     (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied on and as of the Closing Date with the same effect as if made on the Closing Date; and
     (iii) subsequent to the date of the most recent financial statements in the Disclosure Record, there has been no material adverse change in the condition (financial or otherwise), earnings, business or properties of the Company or its subsidiaries, whether or not arising from transactions in the ordinary course of business except as set forth in or contemplated in the Disclosure Record.
          (e) At or before the Closing Date, no order directed to any document comprising the Disclosure Record shall have been issued, and prior to that time no stop order proceeding shall have been initiated or threatened by the Commission and no challenge shall have been made by the Commission or its staff as to the accuracy or adequacy of any document comprising the Disclosure Record; and any request of the Commission for inclusion of additional information in the Disclosure Record or otherwise shall have been complied with.
          (f) The Initial Purchaser shall not have discovered or disclosed to the Company on or prior to the Closing Date that the Disclosure Record contains an untrue statement of a fact which is material or omits to state a fact which is material and is required to be stated therein or is necessary to make the statements therein not misleading.
          (g) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be satisfactory in all respects to Sullivan & Cromwell LLP, counsel for the Initial Purchaser, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.
          (h) No order, consent, approval, authorization, registration or qualification of or with any governmental agency or body having jurisdiction over the Company or any of its properties is required for the issue and sale of the Notes or the consummation by the Company of the transactions contemplated by this Agreement, except such as have been, or will have been prior to the Closing Date, obtained under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchaser.

          All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance satisfactory to the Initial Purchaser.
          If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, this Agreement may be terminated at, or at any time prior to, the Closing Date by the Initial Purchaser, and such termination shall be without liability of any party to any other party except as otherwise provided in Sections 7, 8 and 10 hereof.
          The documents required to be delivered by this Section 6 will be delivered at the offices of Sullivan & Cromwell LLP, counsel to the Initial Purchaser, on the Closing Date.
          7. Reimbursement of Expenses. If the sale of the Notes provided for herein is not consummated, the Company will reimburse the Initial Purchaser on demand for all expenses (including reasonable fees and disbursements of counsel and the costs of unwinding any hedging or derivative transactions entered into to facilitate the transactions contemplated by this Agreement) that shall have been incurred by it in connection with the transactions contemplated by this Agreement; provided, that the Company will have no obligation to so reimburse the Initial Purchaser if the sale of the Notes is not consummated (a) because of any termination of this Agreement pursuant to Section 9(a), (b) or (c) hereof or (b) because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof by reason of a default by the Initial Purchaser.
          8. Indemnification and Contribution. (a) The Company shall indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of the Act or the Exchange Act from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, arising from an initial sale by the Initial Purchaser or an Affiliate thereof to a person that is not an Affiliate thereof, to which the Initial Purchaser or controlling person may become subject, under the Act, the Exchange Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Record or the Term Sheet at any time, or arises out of, or is based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse the Initial Purchaser and such controlling person for any legal and other expenses reasonably incurred by the Initial Purchaser or controlling person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred (but no more frequently than annually). The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Initial Purchaser or controlling person.
          (b) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under Section 8(a). If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. If the indemnifying party shall not elect to assume the defense of such action, such indemnifying party will reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by them. In the event that the parties to any such action (including impleaded parties) include both the Company and the Initial Purchaser and either (i) the indemnifying party or parties and indemnified party or parties mutually agree or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is inappropriate under applicable standards of professional conduct or in the opinion of such counsel due to actual or potential differing interests between them, then the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and will reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by them and satisfactory to the indemnifying party, it being understood that the indemnifying party shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such indemnified parties, which firm shall be designated in writing by the Initial Purchaser in the case of an action in which the Initial Purchaser or controlling persons are indemnified parties and by the Company in the case of an action in which the Company or any of its directors, officers or controlling persons are indemnified parties. The indemnifying party or parties shall not be liable under this Agreement with respect to any settlement made by any indemnified party or parties without prior written consent by the indemnifying party or parties to such settlement.
          (c) If the indemnification provided for in this Section 8 shall for any reason be unavailable to an indemnified party under Section 8(a) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Notes. If, however, this allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Notes and the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company shall be deemed to be the total proceeds from the offering (before deducting expenses) received by the Company, that is, $2,000,000,000 and the relative benefits received by the Initial Purchaser shall be deemed to equal 0.09375% of such total proceeds, that is, $1,875,000. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(c), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          (d) The agreements contained in this Section 8 and the representations, warranties and agreements of the Company in Section 1 and Section 5 hereof shall survive the delivery of the Notes and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.
          9. Termination. The obligations of the Initial Purchaser under this Agreement may be terminated by the Initial Purchaser, in its absolute discretion, by notice given to and received by the Company prior to the delivery of and payment for the Notes, if, on or prior to the Closing Date, (a) trading in securities generally on the New York Stock Exchange, Inc. is suspended or materially limited, or (b) a banking moratorium is declared by either Federal or New York State authorities, or (c) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crisis or the declaration by the United States of war or a national emergency the effect of which on the financial markets of the United States is material and adverse and is such as to make it, in the reasonable judgment of the Initial Purchaser, impracticable or inadvisable to market such Notes on the terms and in the manner contemplated by this Agreement, including Annex A, or (d) the Company shall have received notice that any rating of any of the Company’s unsecured senior debt securities, guarantees or support obligations shall have been lowered by any nationally recognized statistical rating organization (as defined in Rule 15c3-1 under the Exchange Act) or any such organization has publicly announced that it has under surveillance or review, with possible negative implications, the ratings of any of the Company’s unsecured senior debt securities, guarantees or support obligations, or (e) there shall have occurred any change, or any development involving a prospective change, in or affecting particularly the business or properties of the Company or its subsidiaries which, in the Initial Purchaser’s reasonable judgment, materially impairs the investment quality of the Notes.
          10. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telefaxed to Redacted (fax no: Redacted) and confirmed to the Initial Purchaser at Redacted, Attention: Redacted with a copy to the General Counsel at the same address; or, if sent to the Company, will be mailed, delivered or telefaxed to it (fax no.: (210) 351-3849) and confirmed to it at AT&T Inc., 175 E. Houston Street, 7th Floor, San Antonio, Texas 78205-2333, Attention: Senior Vice President and Treasurer, with a copy to (fax no.: (210) 351-2298) and confirmed to it at AT&T Inc., 175 E. Houston Street, 13th Floor, San Antonio, Texas 78205-2233, Attention: the Senior Executive Vice President and General Counsel.
          11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 6(e) hereof, no other person will have any right or obligation hereunder.
          12. Applicable Law. This Agreement shall be governed by and construed in accordance with the law of New York.
          13. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          14. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          15. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.
          “Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.
          “Commission” shall mean the Securities and Exchange Commission.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
          “Regulation D” shall mean Regulation D under the Act.
          Redacted
          16. Confidentiality. The Company hereby agrees not to disclose any information regarding the transactions contemplated by this Agreement, except (a) to the extent required by applicable law, regulation or legal process, including the rules or regulations of any exchange on which the Company’s securities are listed for trading or (b) as mutually agreed by the Company and Redacted, which mutual consent shall not be unreasonably withheld.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Initial Purchaser.

Very truly yours, AT&T INC.
By:	/s/ Richard G. Lindner
	Name:	Richard G. Lindner
	Title:	Senior Executive Vice President and Chief Financial Officer

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.
Redacted

By:	Redacted
Name: Redacted
Title: Redacted

EXHIBIT A
Opinion of Issuer’s Senior Executive Vice President and General Counsel
          (a) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; each material subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation; and each of the Company and its material subsidiaries has full corporate power and authority to own its properties and conduct its business as described in the Disclosure Record, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except where the failure to so qualify would not have a material adverse effect on the Company and its subsidiaries taken as a whole;
          (b) to the best knowledge of such counsel, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority, body or any arbitrator involving the Company or any of its subsidiaries of a character required to be disclosed in the Disclosure Record which is not adequately disclosed therein, and there is no franchise, contract or other document of a character required to be described in the Disclosure Record, or to be filed as an exhibit, which is not described or filed as required; and the statements included or incorporated by reference in the Disclosure Record describing any legal proceedings or material contracts or agreements relating to the Company or any of its subsidiaries fairly summarize such matters; the Notes conform to the terms set forth in Annex A to the Agreement;
          (c) the Notes have been duly authorized, executed, issued and delivered and are valid and legally binding obligations of the Company;
          (d) this Agreement has been duly authorized, executed and delivered by the Company;
          (e) no order, consent, approval, authorization, registration or qualification of or with any governmental agency or body having jurisdiction over the Company or any of its properties is required for the issue and sale of the Notes or the consummation by the Company of the transactions contemplated by this Agreement, except such as have been obtained under the Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the sale and distribution of the Notes;
          (f) neither the execution and delivery of this Agreement, the issue and sale of the Notes, nor the consummation of any other of the transactions herein or therein contemplated nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach of, or constitute a default under, the charter or by-laws of the Company or the terms of any indenture or other agreement or instrument known to such counsel and to which the Company or any of its material subsidiaries is a party or by which the Company, any such subsidiary or any of their assets is bound, or any order or regulation known to such counsel to be applicable to the Company or any such subsidiary of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any such subsidiary; and
          (g) assuming for purposes of this paragraph (g), without independent investigation, (i) that the Notes are sold to the Initial Purchaser, and initially resold by the Initial Purchaser, in accordance with the terms of and in the manner contemplated by the Agreement; (ii) the accuracy of the representations and warranties of the Company and the Initial Purchaser contained in the Agreement and in those certain certificates delivered to the Initial Purchaser on the Closing Date; and (iii) the Initial Purchaser’s compliance with the agreements of the Company and the Initial Purchaser contained in the Agreement, it is not necessary to register the Notes under the Act for the offer and sale of the Notes by the Company to the Initial Purchaser or for the offer and resale of the Notes by the Initial Purchaser to qualified institutional buyers (as such term is defined in Rule 144A under the Act) as contemplated by the Agreement, it being expressly understood that such counsel expresses no opinion in this paragraph (g) as to any subsequent offer or resale of any of the Notes.
          In rendering such opinion, such counsel may rely (i) as to matters involving the application of laws of any jurisdiction other than the State of Delaware, upon the opinion of other counsel of good standing believed to be reliable, provided that such counsel states in such opinion that such counsel and the Initial Purchaser are justified in relying upon the opinion of such other counsel, and (ii) as to matters or fact, to the extent deemed proper, on certificates of responsible officers of the Company and public officials.
          In rendering such opinion with respect to clause (e) above, insofar as it relates to regulatory authorities in the states in which the Company or any material subsidiary operates, such counsel may rely on the opinions of local counsel satisfactory to such counsel.

March 27, 2008
Term Sheet
ANNEX A
U.S.$2,000,000,000
AT&T Inc.
FLOATING RATE NOTES DUE 2010

ISSUER	AT&T Inc.

TITLE OF SECURITIES	Floating Rate Notes due 2010 (the “Floating Rate Notes”)

RANKING	Senior Unsecured Notes

CUSIP	00206R AK8

TRADE DATE	March 27, 2008

SETTLEMENT DATE (T+4)	April 2, 2008

MATURITY DATE	April 2, 2010

AGGREGATE PRINCIPAL AMOUNT OFFERED	$2,000,000,000

DENOMINATIONS	Minimum of $1,000 and integral multiples of $1,000 thereafter

ISSUE PRICE	100%

INTEREST RATE	Applicable LIBOR Rate plus 45 basis points

APPLICABLE LIBOR RATE	3 Month LIBOR as determined by LIBOR Reuters, Page LIBOR 01

DAY COUNT	ACT/360

LIBOR BUSINESS DAY	Any day that is not a Saturday or Sunday and that, in The City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close

INTEREST PAYMENT DATES	Quarterly on each January 2, April 2, July 2 and October 2, commencing July 2, 2008; provided however, that if any such interest payment date would fall on a day that is not a LIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding LIBOR business day; and provided further, that if the date of maturity is not a LIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

REPAYMENT AT OPTION OF HOLDER	The Floating Rate Notes will be repayable at the option of the holder in whole or in part at 100 percent of their outstanding principal amount plus interest accrued to the date of redemption on either December 5, 2008 or August 5, 2009. If this repayment option is not exercised, the Floating Rate Notes will mature on the Maturity Date. Exercise of this repayment option requires 30 calendar days’ notice.

RATINGS	Moody’s: A2 (Stable), S&P: A (Stable), Fitch: A (Stable)

NO SECURITIES ACT REGISTRATION	The Floating Rate Notes are being sold pursuant to an exemption from Securities Act registration in accordance with Rule 144A thereunder, and may not be resold except pursuant to registration or an available exemption.

INITIAL PURCHASER	Redacted
By purchasing the Floating Rate Notes referenced above, the investor acknowledges that (i) there is no offering circular or other disclosure document for this transaction and (ii) it has had an opportunity to investigate the business and affairs of the Issuer and evaluate the merits and risks of acquiring the Floating Rate Notes.